EXHIBIT 4.110

DEED OF RATIFICATION AND ACCESSION CUM AMENDMENT

THIS DEED OF RATIFICATION AND ACCESSION CUM AMENDMENT ("this Deed") is made the 6th day of January 2003 BETWEEN:

(1)	GLADE TRADING COMPANY PRIVATE LIMITED, a company incorporated in India and having its registered office at 1 Sumer Kendra, Pandurang Budhkar Marg, Worli, Mumbai 400018, India ("Glade Trading");
(2)	PACIFIC INTERNET INDIA PRIVATE LIMITED, a company incorporated in India and having its registered office at 105 Sumer Kendra, Pandurang Budkhar Marg, Worli, Mumbai 400018, India (the "Company");
(3)	PRIMEAST INVESTMENTS LTD, a company incorporated in India and having its registered office at Devatha Plaza, 131 Residency Road, Bangalore 560025, India ("Primeast"); and
(4)	PACIFIC INTERNET LTD, a company incorporated in Singapore and having its registered office at 89 Science Park Drive, #02-05/06, The Rutherford, Singapore 118261 ("PI").
(hereinafter the Company, Primeast and PI shall collectively be referred to as "the Existing JVA Parties").
WHEREAS:
(A)	On the 28th day of February 2001, the Existing JVA Parties entered into a joint venture agreement (the "JVA") to regulate the relationship of PI and Primeast inter se as shareholders of the Company.
(B)	Pursuant to Clause 3 of the JVA, Glade Trading was required to transfer the Shares held by it representing 49% of the total issued and paid-up capital of the Company to Primeast on or before 15 July 2001.

(C)	The Existing JVA Parties and Glade Trading are desirous of:
(i) amending Clause 3 of the JVA in order to reflect a new shareholding structure in respect of the Company wherein Glade Trading shall retain a higher percentage of the Shares in the Company than earlier contemplated; and
(ii) amending Clause 5.1.1 of the JVA to increase the number of directors who constitute the Board of Directors of the Company.
(D)	The Existing JVA Parties and Glade Trading agree to enter into this Deed in order to:
(i) make Glade Trading a party to the JVA;
(ii) ratify and sanction the new shareholding structure of the Company; and
(iii) effect the requisite amendments to the JVA.
NOW THIS DEED WITNESSES as follows:

1.	Interpretation
	1.1	In this Deed, except as the context may otherwise require, all words and expressions defined in the JVA shall have the same meanings when used herein.
	1.2	The Existing JVA Parties and Glade Trading hereby agree that all references to the Local Partner in the JVA as supplemented by this Deed shall refer to Primeast and Glade Trading jointly unless otherwise expressly referred to herein.
2.	Amendments
In consideration of the terms, conditions and mutual covenants herein contained, the sufficiency and adequacy of which the Existing JVA Parties hereby acknowledge, the Existing JVA Parties agree and covenant that Clauses 3 and 5.1.1 of the JVA shall be deleted and replaced by the following new Clauses 3 and 5.1.1:
	3.	COMPLETION
	3.1	The Parties hereby agree that within sixty (60) days from the date the last of the Requisite Approvals (as defined in Clause 3.2 below) has been obtained, the Parties shall procure the holding of the necessary meetings of the Directors and the shareholders of the Company in order to effect the shareholding structure of the Company in the following manner:
Shareholders	Percentage of total issued and paid-up capital
PI	55%
Local Partner (excluding Glade Trading)	26%
Glade Trading	19%
	3.2	The Parties hereby acknowledge that the new shareholding structure of the Company as outlined in Clause 3.1 above is subject to:
		3.2.1	prior written approval from the Foreign Investment Promotion Board of India ("FIPB Approval"); and
3.2.2	such other licences, permits, consents and/or approvals from other statutory authorities and/or regulatory bodies as may be required under applicable laws to give effect to the provision of Clause 3.1 hereof (if any) ( the "Other Approvals").
(The FIPB Approval and the Other Approvals shall be collectively referred to as the "Requisite Approvals")
	3.3	The Local Partner and PI hereby agree that the Company shall apply for the Requisite Approvals. The Local Partner and PI shall do all acts and things necessary to assist the Company in obtaining the Requisite Approvals expeditiously and the cost incurred thereto shall be borne by the Shareholders in the proportions of their respective shareholdings prior to the new shareholding structure as outlined in Clause 3.1 above. The Parties further agree that the sixtieth (60th) day after the last of the Requisite Approvals have been obtained shall be deemed "the Completion Date".
	3.4	The Local Partner (excluding Glade Trading) hereby warrants and represents to PI that on and after 15 July 2001, the foreign direct investment in the Local Partner (excluding Glade Trading) shall not exceed 49% and management of the Local Partner (excluding Glade Trading) shall be with Indian owners.
	3.5	The Local Partner and the Company shall do all acts and things necessary to ensure that the aforesaid shareholding structure is duly effected on or before the Completion Date and PI shall provide all necessary consents and approvals to effect the same.
	3.6	The Parties further agree that after the shareholding structure under Clause 3.1 hereof has been duly effected, Glade Trading and the Local Partner (excluding Glade Trading) shall be entitled to transfer Shares held by them to each other without the other Party’s written approval as required under clause 9.2, subject to the following:
		3.6.1	the Requisite Approvals (if any) being obtained;
		3.6.2	such transfer being in accordance with the Applicable Laws and Indian regulatory requirements;
		3.6.3	the transferee is a Related Corporation of the transferor;
		3.6.4	Glade Trading shall retain at least 2% of the total issued and paid-up capital of the Company after such transfer;
		3.6.5	the Local Partner (excluding Glade Trading) shall retain at least 26% of the total issued and paid-up capital of the Company after such transfer;
		3.6.6	at least fourteen (14) days prior to the intended transfer, PI shall be notified of the same by the Local Partner via written notice; and
		3.6.7	all costs and expenses incurred in relation to any such transfer (including but not limited to, costs incurred to obtain the Requisite Approvals) shall be borne by the Local Partner.
	5.	ORGANISATION OF THE COMPANY
	5.1	Board Of Directors
	5.1.1	Unless otherwise unanimously agreed upon by the Shareholders, the Board of Directors of the Company shall comprise of six (6) directors, being three (3) PI Directors and three (3) Local Partner Directors.
3.

Covenants Of Glade Trading

Glade Trading hereby covenants to the Existing JVA Parties and to the Company as trustee for all other parties who may hereinafter be bound by the JVA as supplemented by this Deed to adhere to and be bound by all the duties, burdens and obligations of the Local Partner pursuant to the provisions of the JVA as supplemented by this Deed, and a Shareholder holding the same class of shares as the Shares imposed pursuant to the provisions of the JVA as supplemented by this Deed and all documents expressed in writing to be supplemental or ancillary thereto as if Glade Trading had been an original party to the JVA as supplemented by this Deed since the date thereof.

4.	Rights of Glade Trading
	4.1	Glade Trading shall, as long as it remains a shareholder of the Company, be independently entitled to all rights and benefits of a Shareholder (other than those that are non-assignable) under the JVA as supplemented by this Deed in each case as if Glade Trading had been an original party to the JVA as supplemented by this Deed since the date thereof.
	4.2	Glade Trading shall, as long as it remains a shareholder of the Company, jointly with Primeast, exercise all rights and benefits accorded to the Local Partner under the JVA as supplemented by this Deed in each case as if Glade Trading had been an original party to the JVA as supplemented by this Deed since the date thereof.
	4.3	In the event Glade Trading is desirous of transferring its shares to an unrelated third party which is not under common management and/or control with Glade Trading and/or Primeast (the "Unrelated Transferee"), Glade Trading shall be entitled to do so subject to and in accordance with all provisions of the JVA as supplemented by this Deed. In the event of such transfer and for the avoidance of doubt, the provisions of Clauses 4.2 and 5 of this Deed shall not apply to the Unrelated Transferee.
5.

Joint And Several Obligations

Primeast and Glade Trading acknowledge that they are under common management control and since references to the Local Partner in the JVA as supplemented by this Deed refer to both Primeast and Glade Trading jointly, Primeast and Glade Trading hereby acknowledge and agree that their obligations and liability therein under are joint and several.

6.	Representations And Warranties Of Primeast Primeast hereby represents and warrants to PI and the Company that as at the date hereof:
	6.1	the foreign direct investment in Primeast does not exceed 49% of the total issued and paid-up capital of Primeast; and
	6.2	the management of Primeast is controlled by local Indian shareholders.
7.	Miscellaneous
7.1

JVA Still Applicable

Subject to the amendments, variations and modifications herein contained, the JVA shall remain in full force and effect and the JVA and this Deed shall be read as a single, integrated document as if the aforesaid amendments, modifications and variations had formed part of the JVA.

7.2	References To Include Amendments Herein All references to the expression "Agreement" in the JVA itself shall be construed as references to the JVA as amended and supplemented by this Deed.
7.3

Preservation Of Respective Parties’ Rights Under JVA

Without prejudice to the JVA, the Existing JVA Parties hereby agree and declare that the respective parties’ accrued rights, obligations and liabilities under the JVA are to remain in full force and effect in relation to and under the JVA subject to the amendments as hereinbefore set out above.

7.4	Governing Law THIS DEED SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF INDIA.

IN WITNESS WHEREOF this Deed has been executed as a deed on the date first above written.

The Common Seal of	)
GLADE TRADING COMPANY	)
PRIVATE LIMITED	)
was hereunto affixed	)
in the presence of:	)

Director	/s/ R.C. Bhavuk
Director	/s/ K.J. Binoj

The Common Seal of	)
PACIFIC INTERNET INDIA	)
PRIVATE LIMITED	)
was hereunto affixed	)
in the presence of:	)

Director	/s/ Purushotam Ram Yagnik
Director	/s/ Foong Tai Hung

The Common Seal of	)
PRIMEAST INVESTMENTS LTD	)
was hereunto affixed	)
in the presence of:	)

Director	/s/ Kanwaljeet Singh Bawa
Director	/s/ R.C. Bhavuk

The Common Seal of	)
PACIFIC INTERNET LTD	)
was hereunto affixed	)
in the presence of:	)

Director	/s/ Tan Tong Hai
Director	/s/ Mah Swee Keong